Exhibit 99.1

FitLife Brands’ Board of Directors Authorizes an Extension of its Share Repurchase Program

Omaha, NE – March 9, 2015 – FitLife Brands, Inc. ("FitLife") (OTCBB: FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ ("NDS") (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com) and CoreActive® (www.coreactivenutrition.com), today announced that its Board of Directors authorized an  extension of its existing share repurchase program. The extension enabled the Company to purchase a substantial number of shares in a single transaction on Friday, March 6th, 2015.  The existing share repurchase program was not affected by the block purchase authorization.  Including the almost 90,000 shares purchased in connection with the extension, the Company has repurchased more than 120,000 shares of its common stock since the beginning of the year, representing 1.5% of the issued and common stock of the Company.  Additional purchases may be made from time to time at the discretion of management as market conditions warrant, and subject to certain regulatory restrictions and other considerations.

"FitLife’s Board of Directors unanimously approved the extension of the stock repurchase program as part of its commitment and focus on creating shareholder value," said Professor Lewis Jaffe, FitLife's Chairman. “The Board’s decision was based on a number of factors, most notably our belief in management’s initiatives, which include broadening the Company’s distribution channels and the anticipated release of many new and innovative products during 2015."

About FitLife Brands
FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Investor Relations:
Three Part Advisors, LLC
Jeff Elliott, 972-423-7070
David Mossberg, 817-310-0051